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                                                                   Exhibit 9.1

                             STOCKHOLDERS' AGREEMENT

                  Stockholders' Agreement dated this 13th day of February, by and among JAMES E. COANE, CHARLES WILSON III, POLY VENTURE II, L. P., AT&T CORPORATION, GARY LAUDER, and UNTERBERG HARRIS INTERACTIVE MEDIA LIMITED PARTNERSHIP C.V. (collectively, the "Telebase Group"); and LAWRENCE L. ROSEN ("Rosen"), JONATHAN V. DIAMOND ("Diamond") and ROBERT DAVID GRUSIN ("Grusin") and N2K Inc., a Pennsylvania corporation (the "Corporation"). The Telebase Group, Rosen, Diamond and Grusin are herein collectively called the "Stockholders".

                                   BACKGROUND

                  Stockholders are the owners, respectively, of the number of shares of capital stock ("Stock") of the Corporation, set forth after the name of each on Exhibit A attached hereto and made a part hereof. The Stock set forth on Exhibit A, represents sixty-three and six-tenths per cent (63.6%) of the outstanding Stock of the Corporation. The parties have concluded that the success of the Corporation depends in large measure on the concerted action of the Stockholders represented herein. Accordingly, the parties have entered into this Agreement.

                                    AGREEMENT

                  1.       Election of Directors.

                           (a)      With respect to all actions by the
stockholders of the Corporation for the election of members
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to its Board of Directors, all Stock from time to time held by the Stockholders shall be voted for (i) two members of the Board of Directors designated by the Telebase Group, (ii) one member of the Board of Directors designated by Rosen,
(iii) one member of the Board of Directors designated by Diamond, (iv) one member of the Board of Directors designated by Grusin, and (v) for Robert Harris ("Harris") as a member of the Board of Directors;

                           (b)      The Stockholder entitled to nominate and
elect a director shall be entitled to remove any such director by notice to such director and to the Corporation. Any vacancy occurring on the Board by reason of the death, disqualification, incapacity, inability to act, resignation or removal of any director shall be filled only by the Stockholder whose nominee was so affected in the case of Grusin, Diamond and Rosen and by the Telebase Group in the case of a nominee of the Telebase Group, so as to maintain a Board of Directors consisting of the numbers of nominees specified in Section 1(a) hereof; provided; however, that in the event of the death, disqualification, incapacity, inability to or unwillingness to act, resignation or removal of Harris, a replacement for Harris on the Board shall be nominated and elected by a majority vote of the remaining Directors;

                           (c)      Each of the Shareholders agrees to vote
their Shares to accomplish the intent of Section 1(b) above.

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                  2. Decisions by Telebase Group. For all purposes of this
Agreement, the Telebase Group shall act either (a) by unanimous consent in writing without a meeting, or (b) by affirmative vote of the majority in interest of the entire Group taken at a meeting for which five days prior written notice shall have been mailed to each Stockholder of the Telebase Group.

                  3. Term. The term of this Stockholders' Agreement shall commence on the date hereof, and shall continue until the consummation of an Initial Public Offering by the Corporation. The term "Initial Public Offering" means an initial public offering of Common Stock of the Corporation or options, warrants or other securities convertible into or exchangeable for Common Stock, pursuant to an effective registration statement (other than a registration statement on Form S-4 or Form S-8 or any successor forms thereto) filed by the Corporation under the Securities Act of 1933, as amended, which offering generates net proceeds to the Corporation of at least $5,000,000. An Initial Public Offering shall be deemed consummated upon the first sale under the related registration statement or in the case of an offering which is not underwritten, when the related registration statement first becomes effective.

                  4. Initial Directors. At the first meeting of stockholders of the Corporation held after the date of this Agreement, the Stock covered by this Agreement shall be

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voted for the election to the Board of Directors of the hereinafter-named persons:

                                    James E. Coane
                                    Susanne Harrison
                                    Lawrence L. Rosen
                                    Jonathan V. Diamond
                                    Robert David Grusin
                                    Robert Harris

                  Pursuant to its rights under the existing Stockholder's Agreement, Sanoma, Inc. will designate a nominee for the seventh seat on the Board of Directors and the shareholders bound by such existing Stockholder's Agreement will vote for such nominee.

                  5. Legend. The certificates for all Stock held by the Stockholders and all of the Stock transferred or sold by the Stockholders shall be conspicuously endorsed with the following legend:

                  "The transfer, voting, and other rights, of the shares of stock represented by the within certificate are restricted under the terms of a Stockholder's Agreement dated February 13, 1996, a copy of which is on file at the office of the Corporation".

Within ten (10) days of the execution of this Agreement, each Stockholder shall deliver the certificates representing the Stock owned by such Stockholder to the Corporation for the placement on each certificate of the above legend. The Corporation shall deliver the endorsed certificates to the Stockholders no later than five (5) days after the receipt thereof from the Stockholder.

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                  6. Transferees Bound; Right to Designate Nominee Assigned. (a)
Each Stockholder agrees that (i) no transfer of the Stock owned by him or it shall be made unless the transferee agrees in writing to join in and be bound by all of the terms of this Agreement, and any transferee of Stock held by a member of the Telebase Group must also agree to be a member of such group for purposes of this Agreement, and (ii) each of the other Stockholders shall be entitled to instruct the Corporation not to issue any stock certificate to a transferee who has not so agreed in writing,

                           (b)      Each of Rosen, Diamond and Grusin shall
retain the right to designate a nominee to the Board of Directors under subsections (1)(a)(ii), (iii), and (iv), respectively hereof, as long as each owns at least 20% of the Stock owned by each as of the date of this Agreement. Any transferee of any of Rosen, Diamond or Grusin, respectively, shall have no such right to designate a nominee to the Board of Directors, unless Rosen, Diamond or Grusin, respectively, sells any of his Stock to such transferee in a single transaction or a series of transactions and such Stock represents more than 80% of the Stock owned by Rosen, Diamond or Grusin, respectively, as of the date of this Agreement.

                  7. Notices. Any notice or other communication under or in connection with this Stockholders' Agreement shall be effective if in writing and mailed by nationally recognized overnight delivery service, registered or

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certified mail, postage prepaid, addressed to a Stockholder, at the latest address furnished by him or it to the Corporation for Stock record purposes. Copies of all notices delivered to Rosen, Diamond or Grusin shall also be forwarded to Pryor, Cashman, Sherman & Flynn, 410 Park Avenue, New York, New York, 10002, Attention: Eric B.
Woldenberg.

                  8. Interpretation. The construction, validity and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

                  9. Counterpart Signatures. This Agreement may be executed in one or more counterparts, and each such counterpart taken together shall constitute one agreement binding on all parties hereto.

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                  IN WITNESS WHEREOF, the parties hereto, intending to be
legally bound hereby, have executed and delivered this Stockholders' Agreement the day and year first above written.

_______________________________         _______________________________
James E. Coane                          Lawrence L. Rosen

_______________________________         _______________________________
Charles Wilson                          Jonathan V. Diamond

_______________________________         _______________________________
Gary Lauder                             Robert David Grusin


Poly Ventures II, L.P.

BY:_____________________________        N2K Inc.
            Title:
                                        BY:_____________________________
                                                       Title:

Unterberg Harris Interactive Media Limited Partnership C.V.

BY:_____________________________
             Title:

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                                   Schedule A

                                                                Preferred                Total
    Name                                   Common                  (A)                   Vote
James E. Coane                              16,000                67,200                  83,200

Charles Wilson III                         638,328               666,667               1,304,995

Poly Ventures II, L.P.                          --             1,837,271               1,837,271

AT&T Corporation                           966,000                    --                 966,000

Gary A Lauder                                5,000               484,406                 489,406

Unterberg Harris Interactive                    --             1,538,462               1,538,462

Lawrence Rosen                           1,563,517               467,802               2,031,319

Jonathan V. Diamond                      1,563,517               589,525               2,153,042

David Grusin                             1,563,517               390,879               1,954,396

(A)      Upon conversion to Common Stock

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